151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS THIRD-QUARTER 2015 RESULTS

•	Operating earnings per share (1) were $1.90 for the third quarter of 2015

•	Net income (2) per share was $1.59 for the third quarter of 2015

•	Medical membership totaled approximately 23.5 million at September 30, 2015

•	Operating revenue (3) was $15.0 billion for the third quarter of 2015

•	Aetna now projects full-year 2015 operating earnings per share of $7.45 to $7.55 (4)

HARTFORD, Conn., October 29, 2015 - Aetna (NYSE: AET) announced third-quarter 2015 operating earnings (1) of $668.6 million, or $1.90 per share, a per-share increase of 6 percent over the third quarter of 2014. Net income (2) for the third quarter of 2015 was $560.1 million, or $1.59 per share. Net income for the third quarter of 2015 includes $0.31 per share of charges, which are detailed in the Summary of Results table on page 8.

Third-Quarter Financial Results at a Glance

(Millions, except per share results)	2015	2014	Change
Operating revenue (3)	$14,986.1	$14,699.5	2%
Total revenue	14,953.0	14,727.8	2%
Operating earnings (1)	668.6	638.6	5%
Net income (2)	560.1	594.5	(6)%

Per share results:
Operating earnings (1)	$1.90	$1.79	6%
Net income (2)	1.59	1.67	(5)%

Weighted average common shares - diluted	352.5	356.8

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“Aetna delivered another quarter of strong results, continuing our momentum from the first half of the year,” said Mark T. Bertolini, Aetna chairman and CEO. “Based on these results, we are raising our projection on full-year 2015 operating earnings per share for the fourth time this year to a range of $7.45 to $7.55 per share from our prior projection of at least $7.40 per share.

“As we finish out the year and look toward 2016 and beyond, we are well-positioned across a number of major growth opportunities, including Medicare and Medicaid. We continue to work diligently on planning for the Humana integration, and we are excited about the value that the combination will create for consumers and shareholders,” said Bertolini.

“We are quite pleased with our third-quarter results, which continue to be supported by strong cash flow and operating margins,” said Shawn M. Guertin, Aetna executive vice president and CFO. “Our strong underwriting results benefited from disciplined pricing and continued moderate medical cost trends.

“We’re also pleased with the continued successful execution of our growth strategy, which will be enhanced by our proposed acquisition of Humana,” said Guertin.

Total company results

•
Operating earnings (1) were $668.6 million for the third quarter of 2015 compared with $638.6 million for the third quarter of 2014. The increase in operating earnings is primarily due to higher underwriting margins in Aetna's Health Care segment, partially offset by an increase in general and administrative expenses and lower underwriting margins in Aetna's Group Insurance segment.

•
Net income (2) was $560.1 million for the third quarter of 2015 compared with $594.5 million for the third quarter of 2014. Net income in both periods reflects net charges, which are detailed in the Summary of Results table.

•
Operating revenues (3) were $15.0 billion for the third quarter of 2015 compared with $14.7 billion for the third quarter of 2014. The increase in operating revenues is primarily the result of higher Health Care premium yields as well as membership growth in Aetna's Government business partially offset by membership losses in Aetna's group Commercial Insured products. Total revenue was $15.0 billion and $14.7 billion for the third quarters of 2015 and 2014, respectively.

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•
Operating expenses (1) were $2.8 billion for the third quarter of 2015. The operating expense ratio (5) was 18.6 percent and 18.2 percent for the third quarters of 2015 and 2014, respectively. The increase in the operating expense ratio is primarily the result of increased investment spend to support Aetna's growth initiatives that outpaced the increase in operating revenue described above. The total company expense ratio was 18.9 percent and 18.4 percent for the third quarters of 2015 and 2014, respectively.

•
Pretax operating margin (6) was 8.4 percent for the third quarter of 2015 compared with 7.8 percent for the third quarter of 2014. The pretax operating margin increased primarily as a result of higher underwriting margins in Aetna's Government business. The after-tax net income margin was 3.7 percent and 4.0 percent for the third quarters of 2015 and 2014, respectively.

•
Effective tax rate was 45.0 percent for the third quarter of 2015 compared with 39.9 percent for the third quarter of 2014. The increase in the effective tax rate reflects the impact of health care reform, primarily from the 2015 increase in the non-deductible health insurer fee.

Health Care segment results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings (1) were $675.4 million for the third quarter of 2015 compared with $625.6 million for the third quarter of 2014. Operating earnings increased primarily as a result of higher underwriting margins in Aetna's Government business, partially offset by an increase in general and administrative expenses as described in Operating expenses above.

•	Net income (2) was $585.4 million for the third quarter of 2015 compared with $576.7 million for the third quarter of 2014.

•
Operating revenues (3) were $14.3 billion for the third quarter of 2015 compared with $14.0 billion for the third quarter of 2014. The increase is due primarily to higher premium yields as well as membership growth in Aetna's Government business partially offset by membership losses in Aetna's group Commercial Insured products. Total revenues were $14.3 billion and $14.0 billion for the third quarters of 2015 and 2014, respectively.

•	Sequentially, third-quarter 2015 medical membership decreased by 169,000 due to declines in Aetna's Commercial Insured products partially offset by growth in Aetna's Government business.

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•	Medical benefit ratios (MBRs) for the three and nine months ended September 30, 2015 and 2014 were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Commercial	80.7%	81.0%	80.0%	79.6%
Government	81.6%	84.0%	81.0%	85.1%
Total Health Care	81.1%	82.3%	80.5%	81.9%

•
Aetna's third-quarter 2015 Commercial MBR improved over the third quarter of 2014 primarily as a result of improved performance in Aetna's group Commercial products partially offset by performance in Aetna's ACA compliant products. Aetna recorded $15 million of health care reform risk corridor receivables at September 30, 2015, which represents the portion of the 2014 health care reform risk corridor receivable that is considered collectible. Aetna recorded $56 million of health care reform risk corridor receivables at September 30, 2014.

•
Aetna's third-quarter 2015 Government MBR improved over the third quarter of 2014 primarily as a result of actions impacting revenue and medical costs designed to solve for the gap between Medicare premiums and medical costs and other expenses.

•
In the third quarter of 2015, Aetna experienced favorable development of prior-period health care cost estimates in its Commercial, Medicaid and Medicare products, primarily attributable to second-quarter 2015 performance. In addition, in the third quarter of 2015, Aetna experienced additional favorable development of prior-years' health care cost estimates which resulted in contractual premium reductions under certain customer arrangements, including minimum medical loss ratio requirements in certain of Aetna's Government contracts.

•
Prior-years' health care costs payable estimates developed favorably by $769.0 million and $549.2 million during the first nine months of 2015 and 2014, respectively. This development is reported on a basis consistent with the prior years' development reported in the health care costs payable table in Aetna's annual audited financial statements and does not directly correspond to an increase in 2015 operating results.

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Group Insurance segment results
Group Insurance, which includes group life, disability and long-term care products, reported:

•	Operating earnings (1) were $25.6 million for the third quarter of 2015 compared with $47.9 million for the third quarter of 2014, primarily due to lower underwriting margins in Aetna's Life products.

•	Net income (2) was $22.8 million for the third quarter of 2015 compared with $52.6 million for the third quarter of 2014.

•
Operating revenues (3) were $614.1 million for the third quarter of 2015 compared with $621.4 million for the third quarter of 2014. Total revenues were $609.8 million and $628.7 million for the third quarters of 2015 and 2014, respectively.

Large Case Pensions segment results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•	Operating earnings (1) were $4.4 million for the third quarter of 2015 compared with $4.9 million for the third quarter of 2014.

•	Net income (2) was $0.6 million for the third quarter of 2015 compared with $5.0 million for the third quarter of 2014.

•
Operating revenues (3) were $68.2 million for the third quarter of 2015 compared with $86.3 million for the third quarter of 2014, primarily reflecting lower net investment income. Total revenues were $62.4 million and $86.5 million for the third quarters of 2015 and 2014, respectively.

Aetna's conference call to discuss third-quarter 2015 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information website at www.aetna.com/investor. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 1-877-709-8150, or +1-201-689-8354 for international callers. The company suggests participants dial in approximately 10 minutes before the call. No access code is required. Individuals who dial in will be asked to identify themselves and their affiliations.

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A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-877-660-6853, or +1-201-612-7415 for international callers. The replay conference ID is 13621717. Telephone replays will be available until 11 p.m. ET on November 12, 2015.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 46.5 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com and learn about how Aetna is helping to build a healthier world. @AetnaNews

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Consolidated Statements of Income

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2015	2014	2015	2014
Revenue:
Health care premiums	$12,834.8	$12,588.4	$38,711.4	$36,916.2
Other premiums	543.5	538.8	1,627.5	1,652.1
Fees and other revenue	1,394.5	1,337.7	4,278.5	3,876.0
Net investment income	213.3	234.6	693.6	707.1
Net realized capital (losses) gains	(33.1)	28.3	(23.0)	80.6
Total revenue	14,953.0	14,727.8	45,288.0	43,232.0

Benefits and expenses:
Health care costs	10,409.5	10,354.5	31,146.3	30,245.6
Current and future benefits	528.8	521.6	1,596.1	1,625.9
Operating expenses:
Selling expenses	393.0	422.3	1,213.6	1,238.1
General and administrative expenses	2,437.3	2,292.4	7,235.2	6,528.2
Total operating expenses	2,830.3	2,714.7	8,448.8	7,766.3
Interest expense	96.4	80.6	253.7	247.5
Amortization of other acquired intangible assets	65.1	59.5	192.0	183.6
Loss on early extinguishment of long-term debt	—	—	—	91.9
Total benefits and expenses	13,930.1	13,730.9	41,636.9	40,160.8

Income before income taxes	1,022.9	996.9	3,651.1	3,071.2
Income taxes	460.5	398.1	1,577.8	1,255.8
Net income including non-controlling interests	562.4	598.8	2,073.3	1,815.4
Less: Net income attributable to non-controlling interests	2.3	4.3	3.9	6.6
Net income attributable to Aetna	$560.1	$594.5	$2,069.4	$1,808.8

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Summary of Results

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2015	2014	2015	2014
Operating earnings (1)	$668.6	$638.6	$2,235.0	$1,970.6
Transaction and integration-related costs, net of tax	(44.4)	(23.7)	(96.5)	(101.9)
Litigation-related proceeds, net of tax	—	—	71.3	—
Loss on early extinguishment of long-term debt, net of tax	—	—	—	(59.7)
Release of litigation-related reserve, net of tax	—	—	—	67.0
Amortization of other acquired intangible assets, net of tax	(42.3)	(38.7)	(124.8)	(119.4)
Net realized capital (losses) gains, net of tax	(21.8)	18.3	(15.6)	52.2
Net income (2) (GAAP measure)	$560.1	$594.5	$2,069.4	$1,808.8

Weighted average common shares - basic	349.2	353.2	349.2	357.2

Weighted average common shares - diluted	352.5	356.8	352.5	360.7

Per Common Share
Operating earnings (1)	$1.90	$1.79	$6.34	$5.46
Transaction and integration-related costs, net of tax	(.13)	(.06)	(.27)	(.28)
Litigation-related proceeds, net of tax	—	—	.20	—
Loss on early extinguishment of long-term debt, net of tax	—	—	—	(.17)
Release of litigation-related reserve, net of tax	—	—	—	.19
Amortization of other acquired intangible assets, net of tax	(.12)	(.11)	(.35)	(.33)
Net realized capital (losses) gains, net of tax	(.06)	.05	(.05)	.14
Net income (2) (GAAP measure)	$1.59	$1.67	$5.87	$5.01

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Segment Information (7)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2015	2014	2015	2014
Health Care:
Operating revenue (3) (excludes net realized capital (losses)
gains and an other item)	$14,303.8	$13,991.8	$43,097.2	$40,976.1
Litigation-related proceeds	—	—	109.6	—
Net realized capital (losses) gains	(23.0)	20.8	(22.3)	68.1
Total revenue (GAAP measure)	$14,280.8	$14,012.6	$43,184.5	$41,044.2

Commercial Medical Benefit Ratio:
Premiums	$7,166.8	$7,268.9	$21,608.6	$21,279.0
Health care costs	$5,786.9	$5,886.8	$17,286.5	$16,941.5

Commercial MBR (GAAP measure)	80.7%	81.0%	80.0%	79.6%

Government Medical Benefit Ratio:
Premiums	$5,668.0	$5,319.5	$17,102.8	$15,637.2
Health care costs	$4,622.6	$4,467.7	$13,859.8	$13,304.1

Government MBR (GAAP measure)	81.6%	84.0%	81.0%	85.1%

Total Medical Benefit Ratio:
Premiums	$12,834.8	$12,588.4	$38,711.4	$36,916.2
Health care costs	$10,409.5	$10,354.5	$31,146.3	$30,245.6

Total MBR (GAAP measure)	81.1%	82.3%	80.5%	81.9%

Operating earnings (1)	$675.4	$625.6	$2,219.0	$1,928.9
Transaction and integration-related costs, net of tax	(32.5)	(23.7)	(84.6)	(101.9)
Litigation-related proceeds, net of tax	—	—	71.3	—
Release of litigation-related reserve, net of tax	—	—	—	67.0
Amortization of other acquired intangible assets, net of tax	(42.3)	(38.6)	(124.7)	(118.6)
Net realized capital (losses) gains, net of tax	(15.2)	13.4	(15.1)	44.1
Net income (2) (GAAP measure)	$585.4	$576.7	$2,065.9	$1,819.5

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Segment Information continued (7)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2015	2014	2015	2014
Group Insurance:
Operating revenue (3) (excludes net realized capital (losses) gains)	$614.1	$621.4	$1,860.0	$1,859.8
Net realized capital (losses) gains	(4.3)	7.3	5.4	11.5
Total revenue (GAAP measure)	$609.8	$628.7	$1,865.4	$1,871.3

Operating earnings (1)	$25.6	$47.9	$114.3	$149.7
Amortization of other acquired intangible assets, net of tax	—	(.1)	(.1)	(.8)
Net realized capital (losses) gains, net of tax	(2.8)	4.8	3.5	7.5
Net income (2) (GAAP measure)	$22.8	$52.6	$117.7	$156.4

Large Case Pensions:
Operating revenue (3) (excludes net realized capital (losses) gains)	$68.2	$86.3	$244.2	$315.5
Net realized capital (losses) gains	(5.8)	.2	(6.1)	1.0
Total revenue (GAAP measure)	$62.4	$86.5	$238.1	$316.5

Operating earnings (1)	$4.4	$4.9	$12.7	$15.1
Net realized capital (losses) gains, net of tax	(3.8)	.1	(4.0)	.6
Net income (2) (GAAP measure)	$.6	$5.0	$8.7	$15.7

Corporate Financing: (8)
Operating loss (1)	$(36.8)	$(39.8)	$(111.0)	$(123.1)
Transaction-related costs, net of tax	(11.9)	—	(11.9)	—
Loss on early extinguishment of long-term debt, net of tax	—	—	—	(59.7)
Net loss (2) (GAAP measure)	$(48.7)	$(39.8)	$(122.9)	$(182.8)

Total Company:
Operating revenue (3) (excludes net realized capital (losses) gains
and an other item) (A)	$14,986.1	$14,699.5	$45,201.4	$43,151.4
Litigation-related proceeds	—	—	109.6	—
Net realized capital (losses) gains	(33.1)	28.3	(23.0)	80.6
Total revenue (GAAP measure) (B)	$14,953.0	$14,727.8	$45,288.0	$43,232.0

Operating expenses (C)	$2,786.3	$2,679.4	$8,328.5	$7,714.5
Transaction and integration-related costs	44.0	35.3	120.3	154.8
Release of litigation-related reserve	—	—	—	(103.0)
Total operating expenses (GAAP measure) (D)	$2,830.3	$2,714.7	$8,448.8	$7,766.3

Operating Expense Ratios:
Operating expense ratio (5) (C)/(A)	18.6%	18.2%	18.4%	17.9%
Total company expense ratio (D)/(B) (GAAP measure)	18.9%	18.4%	18.7%	18.0%

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Membership

	September 30,	June 30,	December 31,		September 30,
(Thousands)	2015	2015	2014		2014
Medical Membership:
Commercial	19,503	19,798	19,822		19,893
Medicare Advantage	1,246	1,233	1,140		1,135
Medicare Supplement	534	507	462		448
Medicaid (9)	2,223	2,137	2,124		2,098
Total Medical Membership	23,506	23,675	23,548		23,574

Consumer-Directed Health Plans (10)	4,006	4,136	3,830		3,793

Dually-Eligible for Medicare and Medicaid (9)	28	25	11		9

Dental Membership:
Total Dental Membership	14,643	14,623	14,529	(a)	14,380	(a)

Pharmacy Benefit Management Membership:
Commercial	10,434	10,645	10,731		10,835
Medicare Prescription Drug Plan (stand-alone)	1,443	1,433	1,572		1,590
Medicare Advantage Prescription Drug Plan	861	854	754		750
Medicaid (9)	2,568	2,439	2,262		2,231
Total Pharmacy Benefit Management Services	15,306	15,371	15,319		15,406

(a)
Dental ASC membership at December 31, 2014 and September 30, 2014 has been revised to reflect a reduction of approximately 1 million Dental ASC members, as the applicable Medicaid ASC members did not have a Dental ASC product at such dates. These revisions did not affect Aetna's financial statements.

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Operating Margins

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2015	2014	2015	2014
Reconciliation to Income Before Income Taxes:
Operating earnings (1) before income taxes, excluding
interest expense (A)	$1,261.5	$1,144.0	$4,130.5	$3,565.4
Interest expense *	(78.1)	(80.6)	(235.4)	(247.5)
Transaction and integration-related costs	(62.3)	(35.3)	(138.6)	(154.8)
Litigation-related proceeds	—	—	109.6	—
Loss on early extinguishment of long-term debt	—	—	—	(91.9)
Release of litigation-related reserve	—	—	—	103.0
Amortization of other acquired intangible assets	(65.1)	(59.5)	(192.0)	(183.6)
Net realized capital (losses) gains	(33.1)	28.3	(23.0)	80.6
Income before income taxes (GAAP measure)	$1,022.9	$996.9	$3,651.1	$3,071.2

Reconciliation to Net Income:
Operating earnings,(1) excluding interest expense, net of tax	$719.4	$691.0	$2,388.0	$2,131.5
Interest expense, net of tax *	(50.8)	(52.4)	(153.0)	(160.9)
Transaction and integration-related costs, net of tax	(44.4)	(23.7)	(96.5)	(101.9)
Litigation-related proceeds, net of tax	—	—	71.3	—
Loss on early extinguishment of long-term debt, net of tax	—	—	—	(59.7)
Release of litigation-related reserve, net of tax	—	—	—	67.0
Amortization of other acquired intangible assets, net of tax	(42.3)	(38.7)	(124.8)	(119.4)
Net realized capital (losses) gains, net of tax	(21.8)	18.3	(15.6)	52.2
Net income (2) (GAAP measure) (B)	$560.1	$594.5	$2,069.4	$1,808.8

Reconciliation of Revenue:
Operating revenue (3) (excludes net realized capital (losses)
gains and an other item) (C)	$14,986.1	$14,699.5	$45,201.4	$43,151.4
Litigation-related proceeds	—	—	109.6	—
Net realized capital (losses) gains	(33.1)	28.3	(23.0)	80.6
Total revenue (GAAP measure) (D)	$14,953.0	$14,727.8	$45,288.0	$43,232.0

Operating and Net Income Margins:
Pretax operating margin (6) (A)/(C)	8.4%	7.8%	9.1%	8.3%
After-tax net income margin (B)/(D) (GAAP measure)	3.7%	4.0%	4.6%	4.2%

*Interest expense of $50.8 million ($78.1 million pretax) and $153.0 million ($235.4 million pretax), for the three and nine months ended September 30, 2015, respectively, each exclude costs associated with the bridge credit agreement and term loan credit agreement executed in connection with the proposed acquisition of Humana Inc. (“Humana”). Those costs are presented within transaction and integration-related costs.

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(1) Operating earnings and operating earnings per share exclude from net income attributable to Aetna and operating expenses and operating revenues exclude, as applicable, amortization of other acquired intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. Although the excluded items may recur, management believes that operating earnings, operating earnings per share, operating revenues, operating expenses and the operating expense ratio provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and the allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Non-GAAP financial measures Aetna discloses, such as operating earnings, operating earnings per share, operating revenues, operating expenses, pretax operating margin and the operating expense ratio, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

For the periods covered in this press release, the following items are excluded from operating earnings, operating expenses and operating revenues, as applicable, because Aetna believes they neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance:

•
Aetna incurred transaction and integration-related costs of $44.4 million ($62.3 million pretax) and $96.5 million ($138.6 million pretax) during the three and nine months ended September 30, 2015, respectively, related to the acquisitions of Coventry Health Care, Inc. (“Coventry”), the InterGlobal group (“InterGlobal”) and bswift LLC ("bswift") and the proposed acquisition of Humana. Aetna incurred transaction and integration-related costs of $23.7 million ($35.3 million pretax) and $101.9 million ($154.8 million pretax) during the three and nine months ended September 30, 2014, respectively, related to the acquisitions of Coventry and InterGlobal. Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in Aetna's GAAP Consolidated Statements of Income in general and administrative expenses, as well as the cost of the bridge credit agreement and the term loan credit agreement, which are reflected in Aetna's GAAP Consolidated Statements of Income in interest expense.

•
In the nine months ended September 30, 2015, Aetna received proceeds of $71.3 million ($109.6 million pretax), net of legal costs, in connection with a litigation settlement. These net proceeds were recorded in fees and other revenue in Aetna's GAAP Consolidated Statements of Income.

•
Aetna incurred a loss on the early extinguishment of long-term debt of $59.7 million ($91.9 million pretax) during the nine months ended September 30, 2014 related to the redemption of Aetna's 6.0% senior notes due 2016.

•
Aetna recorded a charge of $78.0 million ($120.0 million pretax) during the year ended December 31, 2012 related to the settlement of purported class action litigation regarding Aetna's payment practices related to out-of-network health care providers. That charge included the estimated cost of legal fees of plaintiffs' counsel and the costs of administering the settlement. During the nine months ended September 30, 2014, Aetna exercised its right to terminate the settlement agreement. As a result, Aetna released the reserve established in connection with the settlement agreement, net of amounts due to the settlement administrator, which reduced general and administrative expenses by $67.0 million ($103.0 million pretax) in the nine months ended September 30, 2014.

•
Other acquired intangible assets relate to Aetna's acquisition activities and are amortized over their useful lives. However, this amortization does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

For a reconciliation of these items to financial measures calculated under GAAP, refer to the tables on pages 8 through 10 and 12 of this press release.

(2) Net Income (Loss) refers to net income (loss) attributable to Aetna reported in Aetna's GAAP Consolidated Statements of Income. Unless otherwise indicated, all references in this press release to operating earnings, operating earnings per share, net income (loss) and net income per share are based upon net income (loss) attributable to Aetna, which excludes amounts attributable to non-controlling interests.

(3) Operating revenue excludes net realized capital gains and losses as noted in (1) above. Refer to the tables on pages 9, 10 and 12 of this press release for a reconciliation of operating revenue to total revenue calculated under GAAP.

(4) Projected 2015 operating earnings per share exclude from net income estimated after-tax amortization of other acquired intangible assets of approximately $166 million ($255 million pretax), projected integration-related costs related to the Coventry, InterGlobal, and bswift acquisitions, projected transaction-related costs related to the proposed Humana acquisition, any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. After-tax amortization of other acquired intangible assets relates to Aetna's acquisition activities, including Coventry, InterGlobal and bswift. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items (other than estimated after-tax amortization of other acquired intangible assets and projected transaction and integration-related costs related to the Humana, Coventry, InterGlobal and bswift acquisitions) and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Projected full-year 2015 operating earnings per share reflect approximately 353 million weighted average diluted shares.

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(5) The operating expense ratio excludes net realized capital gains and losses and other items, if any, that are excluded from operating revenues or operating expenses, as noted in (1) above. For a reconciliation of this metric to the comparable GAAP measure refer to page 10 of this press release.

(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense and income taxes. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(7) Operating revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

(8) Aetna's Corporate Financing segment is not a business segment. It is added to Aetna's business segments to reconcile segment reporting to Aetna's consolidated results. The net loss of the Corporate Financing segment includes interest expense on Aetna's outstanding debt and the financing components of Aetna's pension and other postretirement employee benefit plan expenses (benefits). As described in (1) above, the operating earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

(9) Medicaid membership includes members who are dually-eligible for both Medicare and Medicaid.

(10) Represents members in consumer-directed health plans included in Commercial medical membership.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology.  These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Aetna’s and Humana’s control.

Statements in this press release regarding Aetna that are forward-looking, including Aetna’s projections as to operating earnings per share, Aetna's positioning for growth, the value the Aetna/Humana combination will create for consumers and shareholders, the anticipated benefits to Aetna of the proposed Humana acquisition, amortization of other acquired intangible assets and weighted average diluted shares are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Aetna’s and Humana’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the timing to consummate the proposed Humana acquisition; the risk that a condition to closing of the proposed Humana acquisition may not be satisfied; the risk that a regulatory approval that may be required for the proposed Humana acquisition is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the outcome of various litigation matters related to the proposed Humana acquisition; Aetna’s ability to achieve the synergies and value creation projected to be realized following the completion of the proposed Humana acquisition; Aetna’s ability to promptly and effectively integrate Humana’s businesses; the diversion of management time on acquisition-related issues; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu or otherwise; changes in membership mix to higher cost or lower-premium products or membership adverse selection; medical cost increases resulting from unfavorable changes in contracting or re-contracting with providers (including as a result of provider consolidation and/or integration); and increased pharmacy costs (including in Aetna’s and/or Humana’s health insurance exchange products)); the profitability of Aetna’s and Humana’s public health insurance exchange products, where membership is higher than Aetna projected and may have more adverse health status and/or higher medical benefit utilization than Aetna and/or Humana projected; uncertainty related to Aetna’s and Humana’s accruals for health care reform’s reinsurance, risk adjustment and risk corridor programs (“3R’s”); the implementation of health care reform legislation, including collection of health care reform fees, assessments and taxes through increased premiums; adverse legislative, regulatory and/or judicial changes to or interpretations of existing health care reform legislation and/or regulations (including those relating to minimum medical loss ratio (“MLR”) rebates); the implementation of health insurance exchanges; Aetna’s and Humana’s ability to offset Medicare Advantage and PDP rate pressures; and changes in Aetna’s and Humana’s future cash requirements, capital requirements, results of operations, financial condition and/or cash flows.  Health care reform will continue to significantly impact Aetna’s business operations and financial results, including Aetna’s pricing and medical benefit ratios.  Key components of the legislation will continue to be phased in through 2018, and Aetna will be required to dedicate material resources and incur material expenses during 2015 to implement health care reform.  Certain significant parts of the legislation, including aspects of public health insurance exchanges, Medicaid expansion, reinsurance, risk corridor and risk adjustment and the implementation of Medicare Advantage and Part D minimum MLRs, require further guidance and clarification at the federal level and/or in the form of regulations and actions by state legislatures to implement the law.  In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform, and litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform.  As a result, many of the impacts of health care reform will not be known for the next several years.  Other important risk factors include: adverse changes in health care reform and/or other federal or state

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government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect Aetna’s and/or Humana’s business model, restrict funding for or amend various aspects of health care reform, limit Aetna’s and/or Humana’s ability to price for the risk it assumes and/or reflect reasonable costs or profits in its pricing, such as mandated minimum medical benefit ratios, or eliminate or reduce ERISA pre-emption of state laws (increasing Aetna’s and/or Humana’s potential litigation exposure)); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); reputational or financial issues arising from Aetna’s and/or Humana’s social media activities, data security breaches, other cybersecurity risks or other causes; Aetna’s ability to diversify Aetna’s sources of revenue and earnings (including by creating a consumer business and expanding Aetna’s foreign operations), transform Aetna’s business model, develop new products and optimize Aetna’s business platforms; the success of Aetna’s Healthagen® (including Accountable Care Solutions and health information technology) initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to Aetna and/or Humana; failure to adequately implement health care reform; the outcome of various litigation and regulatory matters, including audits, challenges to Aetna’s and/or Humana’s minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of Aetna’s and/or Humana’s payment practices with respect to out-of-network providers, other providers and/or life insurance policies; Aetna’s ability to integrate, simplify, and enhance Aetna’s existing products, processes and information technology systems and platforms to keep pace with changing customer and regulatory needs; Aetna’s ability to successfully integrate Aetna’s businesses (including Humana, Coventry, bswift LLC and other businesses Aetna may acquire in the future) and implement multiple strategic and operational initiatives simultaneously; Aetna’s and/or Humana’s ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services’ star rating bonus payments; Aetna’s ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; failure by a service provider to meet its obligations to Aetna or Humana; Aetna’s and Humana’s ability to develop and maintain relationships (including collaborative risk-sharing agreements) with providers while taking actions to reduce medical costs and/or expand the services each company offers; Aetna’s ability to demonstrate that Aetna’s products and processes lead to access to quality affordable care by Aetna’s members; Aetna’s and/or Humana’s ability to maintain their relationships with third-party brokers, consultants and agents who sell their products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; a downgrade in Aetna’s financial ratings; and adverse impacts from any failure to raise the U.S. Federal government’s debt ceiling or any sustained U.S. Federal government shut down.  For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2014 Annual Report on Form 10-K (“Aetna’s 2014 Annual Report”) and Aetna's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (“Aetna's June 2015 Quarterly Report”), each on file with the Securities and Exchange Commission ("SEC"). For more discussion of important risk factors that may materially affect Humana, please see the risk factors contained in Humana’s 2014 Annual Report on Form 10-K (“Humana’s 2014 Annual Report”), Humana’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (“Humana’s Quarterly Report on Form 10-Q”) and Humana’s Current Reports on Form 8-K filed or furnished during 2015, each on file with the SEC. You should also read Aetna’s 2014 Annual Report and Aetna’s June 2015 Quarterly Report, each on file with the SEC, and Aetna’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, when filed with the SEC, for a discussion of Aetna’s historical results of operations and financial condition. You should also read Humana’s 2014 Annual Report and Humana’s Quarterly Report on Form 10-Q for a discussion of Humana’s historical results of operations and financial condition.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Aetna or Humana.  Aetna does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.